Exhibit 10.1

AMENDMENT NUMBER TWO TO
ROCK-TENN COMPANY
1993 EMPLOYEE STOCK PURCHASE PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1998)

      Pursuant to the power reserved in § 17 of the Rock-Tenn Company 1993 Employee Stock Purchase Plan (as amended and restated effective January 1, 1998), Rock-Tenn Company hereby amends § 5 of the Plan to read as follows:

“Stock Available for Options.

One million shares of Stock shall (subject to shareholder approval) be added effective January 1, 2004 to the number of shares of Stock then available under this Plan. All such shares of Stock shall be available for purchase from Rock-Tenn upon the exercise of options granted under § 9 of this Plan, and any shares of Stock which are subject to options granted as of the first day of a Purchase Period but which are not purchased on the related Exercise Date shall again become available for purchase under this Plan.”

      This Amendment Number Two shall be effective January 1, 2004, but no shares covered by this Amendment Number Two shall be issued absent the approval of this Amendment Number Two by Rock-Tenn Company’s shareholders at the 2004 Annual Meeting of such shareholders.

ROCK-TENN COMPANY

By:	/s/ Steven C. Voorhees

Date:	February 9, 2004